                                   EXHIBIT B

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of March 26, 1996, by and among Service Corporation International, a Texas corporation (the "Purchaser"), Robert W. Loftis ("Loftis"), individually and on behalf of the holders of Stock (as defined below) set forth on Exhibit A attached hereto, and the undersigned holders of Stock set forth on Exhibit B attached hereto (Loftis and all such holders set forth on Exhibit A and Exhibit B are collectively referred to herein as the "Shareholders").

                                    RECITALS

         WHEREAS, the Shareholders collectively hold 1,443,259 shares of the issued and outstanding common stock, par value $.01 per share, of Equity Corporation International, a Delaware corporation (the "Company"), and each Shareholder individually holds such number of shares as set forth in Exhibit A, as amended by Loftis in accordance with this Agreement, and Exhibit B respectively (collectively, the "Stock");

         WHEREAS, the Company is currently in the process of offering approximately 2,500,000 shares of its common stock, par value $.01 per share, under a registration statement to be filed under the Securities Act of 1933, as amended (the "Offering"); and

         WHEREAS, the Purchaser wishes to buy the Stock from the Shareholders, and the Shareholders wish to sell the Stock to the Purchaser, such sale to be effective immediately following the consummation of the Offering, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                             SALE OF STOCK; CLOSING

         1.1 SALE AND PURCHASE OF STOCK. At the Closing (as defined below) and subject to the terms and conditions of this Agreement, the Shareholders shall sell to the Purchaser, and the Purchaser shall buy from the Shareholders, the Stock for a per share purchase price equal to the per share proceeds from the Offering, net of any underwriting discounts (the "Per Share Purchase Price"). The purchase price payable to each respective Shareholder shall be determined by multiplying the shares of Stock held by such Shareholder by the Per Share Purchase Price (the "Purchase Price"). The Purchase Price shall be paid in full at Closing by the delivery of a check or immediately available funds to each Shareholder in the amount of the Purchase Price.

         1.2 CLOSING. The closing of the purchase and sale (the "Closing") provided for in this Agreement shall take place at the offices of Liddell, Sapp, Zivley, Hill and LaBoon, L.L.P., 3400 Texas Commerce Tower, 600 Travis, Houston, Texas, 77002, or at such other place and time as the parties shall mutually agree. The date on which the Closing shall occur shall be referred to herein as the "Effective Date".

         1.3 REGISTRATION AGREEMENT. At the Closing, Loftis hereby agrees to assign and cause to be assigned to the Purchaser all rights of Loftis and Kanawha, L.L.C. under the Stock Registration Agreement dated February 1, 1994, as amended (the "Registration Agreement"), between the Company and certain stockholders of the Company, subject to any required consent by the Company. At the Closing, Loftis agrees to execute and cause to be executed reasonable documentation effecting such assignment as requested by the Purchaser.

         1.4 CLOSING DELIVERIES. At the Closing, Loftis and the undersigned holders of Stock set forth on Exhibit B hereby agree to deliver to the Purchaser certificates evidencing the Stock, duly endorsed for transfer in a manner satisfactory to Purchaser, and such other documentation as required by this Agreement, and the Purchaser shall deliver to the Shareholders immediately available funds in the amount set forth in Section 1.1 above.

                                   ARTICLE II
                                REPRESENTATIONS

         2.1 SHAREHOLDER REPRESENTATIONS. Each Shareholder jointly and severally represents, warrants and covenants to the Purchaser that each of the following matters set forth in this Section 2.1 are true and correct as of the date hereof and shall be true and correct as of the date of Closing:

                 (a) AUTHORITY. All action on the part of the Shareholder necessary for the authorization, execution, delivery and performance of this Agreement has been taken, and this Agreement has been duly authorized, executed and delivered by or on behalf of the Shareholder. Loftis is duly authorized to execute and deliver this Agreement and consummate the transactions contemplated hereby on behalf of each other Shareholder set forth on Exhibit A. This Agreement, when executed and delivered by or on behalf of each Shareholder, shall constitute a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally, or (ii) general principles of equity (regardless of whether such enforceability is considered in any proceeding in equity or at law).

                 (b)      TITLE.   The Shareholder is the record and beneficial
holder of outstanding shares of Stock, in the amount set forth next to the Shareholder's name on Exhibit A attached hereto. The Shareholder holds all such shares of Stock free and clear of any liens, liabilities, obligations, claims, pledges, security interests, conditional sale agreements, charges, restrictions or encumbrances of any kind ("Liens"). At Closing, the Shareholder will transfer good title to such shares of Stock to the Purchaser free and clear of any Liens. Any stock transfer taxes incurred with respect to the transactions contemplated herein will be borne by the Shareholder.

                 (c) CONSENTS. Other than any consent required to the assignment of the Registration Agreement and under the Stockholders' Agreement dated as of the 1st day of February, 1994 ("Buy-Sell Agreement") among Loftis and certain other shareholders of the Company, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or third party on the part of the Shareholder is required in connection with the valid execution and delivery of this Agreement and the transactions contemplated hereby.

                 (d) NO VIOLATION. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance by or on behalf of the Shareholder with the provisions hereof will (i) conflict with the Articles of Incorporation or Bylaws of the Company;
(ii) be in conflict with, result in a violation, breach or termination of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, pledge agreement or other instrument to which the Shareholder or Company may be bound;
(iii) violate (with or without due notice of lapse of time or both) or conflict with any provision of any law, statute, ordinance, rule, regulation or other legal requirement binding upon the Shareholder or the Company; or (iv) result in, or require, the creation or imposition of, any Lien upon or with respect to the Stock.

                 (e) LITIGATION. There are no actions, suits, claims or other proceedings pending or, to the knowledge of the Shareholder, threatened against the Shareholder, or any affiliate thereof, that would either (i) adversely affect the Stock or (ii) impair the Shareholder's ability to consummate the transactions contemplated by this Agreement.

         2.2 PURCHASER'S REPRESENTATIONS. The Purchaser hereby represents, warrants and covenants to each Shareholder that each of the following matters set forth in this Section 2.2 are true and correct as of the date hereof and shall be true and correct as of the date of Closing:

                 (a) AUTHORITY. All action on the part of Purchaser necessary for the authorization, execution, delivery and performance of this Agreement has been taken, and this Agreement has been duly authorized, executed and delivered by the Purchaser. This Agreement, when executed and delivered by the Purchaser, shall constitute a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally, or (ii) general principles of equity (regardless of whether such enforceability is considered in any proceeding in equity or at law).

                 (b) NO OTHER REPRESENTATIONS. The Purchaser is not making any representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Section 2.2.

                                  ARTICLE III
                      ADDITIONAL AGREEMENTS AND COVENANTS

         3.1 AMENDMENT TO EXHIBIT A. The Purchaser agrees that Loftis may amend Exhibit A prior to the Closing subject to the following: (i) the aggregate number of shares of Stock on Exhibit A shall not change; (ii) the aggregate number of shares of Stock to be sold hereunder by holders other than Loftis may not increase; (iii) Loftis shall execute an amendment to this Agreement on behalf of any new person or entity listed on Exhibit A naming such person or entity as an additional party to this Agreement and as a Shareholder for purposes of this Agreement; and (iv) Loftis shall remain fully responsible for the obligations of all Shareholders under this Agreement.

         3.2     RIGHT OF FIRST REFUSAL.

                 (a) If during the period commencing with the Effective Date and ending ten (10) years after the Effective Date, Loftis or any Loftis Affiliate (defined below) desires to sell, transfer or otherwise dispose of, directly or indirectly, an interest in any funeral, cemetery, crematory or related business ("Funeral Related Business") now held by Loftis or a Loftis Affiliate (or acquired by Loftis or a Loftis Affiliate after the Effective
Date), then Loftis or the Loftis Affiliate shall first offer to sell such Funeral Related Business to the Purchaser ("Offer"). The Offer shall be made by an irrevocable written offer to sell such Funeral Related Business for the same price and upon the same terms as Loftis or the Loftis Affiliate proposes to transfer such business. The Offer shall also contain a complete description of the transaction in which Loftis of the Loftis Affiliate proposes to transfer the Funeral Related Business, including the name of the proposed transferee, the consideration and the other terms of the proposed transfer. The Purchaser shall have 60 days after actual receipt of such Offer within which to advise Loftis or the Loftis Affiliate whether or not the Purchaser will accept the Offer and elect to exercise its right of first refusal to purchase the Funeral Related Business ("Right of First Refusal").

                 (b) If the Purchaser elects to exercise its Right of First Refusal pursuant to the terms of this Agreement, the closing of such transfer shall take place at the corporate offices of the Purchaser, and shall be conducted in accordance with the terms and conditions set forth in the Offer.

                 (c) If the Purchaser does not elect to exercise its Right of First Refusal pursuant to the terms of this Agreement, Loftis or the Loftis Affiliate will then have 120 days to close the proposed transfer of the respective Funeral Related Business on the same terms and conditions as set forth in the Offer. If the proposed transfer has not closed within such 120 day period, then any subsequent transfer shall be subject to Purchaser's Right of First Refusal.

                 (d)      Purchaser's Right of First Refusal pursuant to
Section 3.2 of this Agreement is freely assignable in whole or in part without the prior consent of Loftis or any Loftis Affiliate.

                 (e) As used in this Agreement, the term "Loftis Affiliate" shall be defined broadly to include (i) any entity controlled directly or indirectly by Loftis, (ii) any spouse, brother, sister, descendant or other member of the extended family of Loftis (each a "Related

Person") or entity controlled directly or indirectly by any Related Person, or
(iii) any entity for which Loftis or any Related Person serves as an employee, officer or director.

                                   ARTICLE IV
                             CONDITIONS TO CLOSING

         4.1 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER TO CLOSE. The obligation of the Purchaser to close the transactions contemplated herein is subject to the reasonable satisfaction or waiver of the following conditions prior to Closing:

                 (a) All representations of the Shareholders shall be true and correct as of the date hereof and at and as of the Closing, and the Shareholders shall have complied with all covenants and agreements herein;

                 (b) The Purchaser shall have received written confirmation from the Company that Loftis has delivered to the Company satisfactory documentation with respect to pending matters;

                 (c) The Purchaser and its affiliates shall not own more than 49 percent of the issued and outstanding capital stock of the Company immediately following consummation of the transactions contemplated herein;

                 (d) All necessary consents shall have been obtained under the Buy-Sell Agreement; and

                 (e)      The Offering shall have been consummated.

         4.2 CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDERS TO CLOSE. The obligation of the Shareholders to close the transactions contemplated herein is subject to the reasonable satisfaction or waiver of the following condition prior to Closing:

                 (a) All representations of the Purchaser shall be true and correct as of the date hereof and at and as of the Closing; and

                 (b) All necessary consents shall have been obtained under the Buy-Sell Agreement.

         4.3 DATE OF CLOSING. Provided that the conditions set forth in Sections 4.1(a), 4.1(b), 4.1(c) and 4.1(d) of this Agreement are satisfied, the Closing shall occur immediately following the Offering Date (as defined below). If the conditions set forth in Sections 4.1(a), 4.1(b), 4.1(c) and 4.1(d) of this Agreement are not satisfied by the Offering Date, the Closing shall occur immediately following the satisfaction of such conditions, subject to the right of the Purchaser to waive any such condition and further subject to any termination of this Agreement pursuant to Article V hereof. For purposes of this Section 4.3, the term "Offering Date" shall be the either (i) the consummation date of the purchase by the underwriter or underwriters of the Company's shares of common stock offered pursuant to the Offering, or (ii) if the Offering is underwritten on a "best efforts" basis, the date on which the registration statement filed pursuant to the Securities Act of 1933, as amended, in connection with the Offering is declared effective by the Securities and Exchange Commission.

                                   ARTICLE V
                                  TERMINATION

         5.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to Closing:

                 (a)      by the mutual written consent of the parties hereto;

                 (b) by the Purchaser if any of the conditions to Closing set forth in Section 4.1 above shall not have been complied with or performed at the time required for compliance or performance and such noncompliance or nonperformance shall not have been waived by the Purchaser;

                 (c) by the Shareholders if the condition to Closing set forth in Section 4.2 above shall not have been complied with or performed at the time required for compliance or performance and such noncompliance or nonperformance shall not have been waived by the Shareholders; and

                 (d) without any further action on behalf of the parties hereto if the Closing has not occurred on or before June 30, 1996.

         5.2 EFFECT OF TERMINATION. The termination of this Agreement as provided in Section 5.1 shall not relieve any party of any liability for any breach of any representation, warranty, covenant or agreement hereunder and such breaching party shall be fully liable for any and all damages sustained or incurred by the other parties hereto.

                                   ARTICLE VI
               ADDITIONAL AGREEMENTS AND COVENANTS AFTER CLOSING

         6.1     INDEMNIFICATION.

                 (a) Except as otherwise limited herein, each Shareholder jointly and severally agrees to and shall defend, indemnify and hold harmless the Purchaser, and each of the Purchaser's subsidiaries, stockholders, partners, affiliates, officers, directors, employees, agents, successors, assigns, heirs and legal and personal representatives (collectively, the "Purchaser Indemnified Persons"), from and against each and every loss, damage, injury, claim, liability and award (collectively, the "Losses") paid, imposed on or incurred by the Purchaser Indemnified Persons relating to or arising out of any breach of a representation, warranty or covenant of any Shareholder contained in this Agreement. However, with the exception of Loftis, the obligations of each Shareholder pursuant to this Section 6.1(a) shall be limited to the Purchase Price actually received by such Shareholder pursuant to this Agreement. The obligations of Loftis pursuant to this Section 6.1(a) shall be limited to the aggregate Purchase Price actually received by Loftis and all other Shareholders pursuant to this Agreement.

                 (b) The Purchaser agrees to and shall defend, indemnify and hold harmless each Shareholder from and against each and every Loss paid, imposed on or incurred by such Shareholder relating to or arising out of any breach of a representation, warranty or covenant of the Purchaser contained in this Agreement.

                 (c) If any proceeding shall be brought or asserted under this Section against the indemnified party in respect of which indemnity may be sought under this Section, the indemnified party shall give prompt notice of such proceeding to the indemnifying party who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the indemnified party. The indemnifying party may, without the indemnified party's prior written consent, settle or compromise any such proceeding or consent to the entry of any judgment with respect to such proceeding that requires solely the payment of money damages by the indemnifying party and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the indemnified party from all liability in respect of such proceeding.

                 (d) The representations, warranties and covenants contained in this Agreement shall survive for a period of four (4) years from the Effective Date, and with respect to a breach of such representations, warranties or covenants, the indemnifying party shall have no liability under this Section unless notice of the claim for indemnity shall have been given within four (4) years after the Effective Date.

         6.2 EXPENSES; BROKERS. Each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants. In the case of termination of this Agreement, the obligation of each party to pay its own expenses shall be subject to any rights of such party arising from a breach of this Agreement by another party.

         6.3 CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS. Without the express written consent of the other party hereto, each party agrees to maintain in confidence and not disclose to any other person any information with respect to the transaction contemplated herein or the information delivered in connection with the proposed due diligence investigation other than disclosures to those professionals and advisors who have a need to know and other than as required by law. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby shall be issued, if at all, at such time and in such manner as the Purchaser and Loftis shall mutually determine, other than as required by law.

                                  ARTICLE VII
                                 MISCELLANEOUS

         7.1 FURTHER ASSURANCES. The parties hereto agree to use their reasonable good faith efforts to satisfy all conditions necessary to consummate the transactions provided for herein. In addition, the parties agree to use their reasonable good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         7.2 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in any federal court of the Southern District of Texas or any state court located in Harris County, State of Texas, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement, the agreements contemplated hereby or the subject matter hereof or thereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested.

         7.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, proposals or representations, arrangements or understandings, written or oral, with respect thereto.

         7.4 WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Shareholders and the Purchaser or, in the case of a waiver, by the Shareholders or the Purchaser, as the case may be, waiving compliance.

         7.5 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such State.

         7.6 BINDING EFFECT; NO ASSIGNMENT. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. Neither party may assign this Agreement without the express written consent of the other; provided, however, that (i) Purchaser may assign its Right of First Refusal pursuant to Section 3.2 of this Agreement to any person or entity without the prior consent of any party hereto; and (ii) Purchaser may assign all rights and obligations hereunder to any affiliate of Purchaser without the prior consent of any party hereto; in the event of an assignment under this clause (ii), Purchaser will remain responsible for its obligations hereunder.

         7.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         7.8     NOTICES.   All notices and other communications hereunder
shall be in writing and shall be deemed to have been duly given when (i) delivered personally, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered or certified mail, return receipt requested, or (iii) received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested) or by registered or certified mail, return receipt requested, in each case to the other party at the following addresses and telecopier numbers (or to such other address or telecopier number for a party as shall be specified by like notice; provided that notices of a change of address or telecopier number shall be effective only upon receipt thereof):

    if to any Shareholder, to:                      if to the Purchaser, to:

       Robert W. Loftis                             Service Corporation
       8180 Glenfinnan Circle                        International
       Ft. Myers, Florida  33912                    1929 Allen Parkway
                                                    Houston, Texas 77219
                                                    Attn:   George Champagne

       with a copy to:                              with a copy to:

       W. H. Kimbrough, Jr.                         Marcus A. Watts
       Fortson, Bentley and Griffin                 Liddell, Sapp, Zivley, Hill
       440 College Avenue North                      & LaBoon, L.L.P.
       Athens, GA 30601                             3500 Texas Commerce Tower
                                                    600 Travis
                                                    Houston, Texas 77002

         7.9 ATTORNEYS' FEES. In the event any party hereto institutes a proceeding against any other party hereto for a claim arising out of or to enforce this Agreement, the parties agree that the judge or arbitrator in any such proceeding shall be entitled to determine the extent to which any party shall pay the reasonable attorneys' fees incurred by the other party in connection with such Proceeding, which determination shall take into consideration the outcome of such Proceeding and such other factors as the judge may determine to be equitable in the circumstances.

         7.10 SHAREHOLDER REPRESENTATIVE. Each Shareholder hereby irrevocably appoints Loftis as the "Shareholder Representative", with full power and authority to (i) resolve any and all issues of any nature whatsoever arising in connection with this Agreement or the transactions contemplated by this Agreement, and (ii) defend, compromise and settle, in his sole discretion, all claims for indemnification made pursuant to this Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


                                        SERVICE CORPORATION INTERNATIONAL


                                        By:
                                            -----------------------------------
                                        Name:
                                              ---------------------------------
                                        Title:
                                               --------------------------------


                                        ROBERT W. LOFTIS, individually and on
                                        behalf of the Shareholders set forth on
                                        Exhibit A




                                        ---------------------------------------


                                        ROBERT WAYNE LOFTIS CHARITABLE
                                        REMAINDER UNITRUST #1


                                        By:
                                            -----------------------------------
                                              As Trustee


                                        ROBERT WAYNE LOFTIS CHARITABLE
                                        REMAINDER UNITRUST #2



                                        By:
                                            -----------------------------------
                                              As Trustee

                                        TGKVF, INC.


                                        By:
                                            -----------------------------------
                                        Name:
                                              ---------------------------------
                                        Title:
                                               --------------------------------

                                        CINCINNATI BIBLE COLLEGE & SEMINARY


                                        By:
                                            -----------------------------------
                                        Name:
                                              ---------------------------------
                                        Title:
                                               --------------------------------


                                        NANCY LOFTIS MASSINGILLE CHARITABLE
                                        REMAINDER UNITRUST



                                        By:
                                            -----------------------------------
                                              As Trustee


                                        GARLAND THOMAS LOFTIS CHARITABLE
                                        REMAINDER UNITRUST



                                        By:
                                            -----------------------------------
                                              As Trustee


                                        DORENE LOFTIS CLINE CHARITABLE
                                        REMAINDER UNITRUST



                                        By:
                                            -----------------------------------
                                              As Trustee


                                        GEORGI SMITH WATSON CHARITABLE
                                        REMAINDER UNITRUST



                                        By:
                                            -----------------------------------
                                              As Trustee


                                        LINDA LOFTIS LAW CHARITABLE
                                        REMAINDER UNITRUST



                                        By:
                                            -----------------------------------
                                              As Trustee

                                        REBECCA LEAH LOFTIS CHARITABLE
                                        REMAINDER UNITRUST



                                        By:
                                            -----------------------------------
                                              As Trustee